Hogan Lovells US LLP 1735 Market Street, Suite 2300 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

May 8, 2024

Board of Directors
OptiNose, Inc.
1020 Stony Hill Road, Suite 300
Yardley, PA 19067

To the addressee referred to above:
We are acting as counsel to OptiNose, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-273873) effective August 17, 2023 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registered offering of (i) 31,800,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”) and (ii) pre-funded warrants (the “Warrants”) to purchase an aggregate of 23,700,000 shares of Common Stock with an exercise price equal to $0.001 per share (the “Warrant Shares” and collectively with the Shares and the Warrants, the “Securities”). All of the Securities are to be sold by the Company pursuant to a Securities Purchase Agreement, dated as of May 8, 2024, between the Company and each purchaser named therein (the “Agreement”), as described in the prospectus, dated August 17, 2023 (the “Base Prospectus”), which forms a part of the Registration Statement, as supplemented by the Final Prospectus Supplement, dated May 8, 2024 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of
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fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
1.Following (i) issuance of the Shares pursuant to the terms of the Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or the Finance Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.
2.Following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement and (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Board of Directors or the Finance Committee of the Board of Directors, the Warrants will constitute valid and binding obligations of the Company.
3.The Warrant Shares have been duly authorized and, when issued, delivered and paid for upon exercise in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP